Exhibit 10.1

 EMPLOYMENT AGREEMENT

Peerless Systems Corporation, a Delaware corporation (the “Company”), and Yi Tsai, a natural person (“Employee”) (collectively, the “Parties”), make this EMPLOYMENT AGREEMENT (“Agreement”) as of July 16, 2014.

RECITALS

WHEREAS, the Company wishes to employ Employee and Employee wishes to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee agree as follows:

AGREEMENT

1.     Term.

Mr. Tsai’s employment by the Company will be as an employee at will.

2.     Duties.

(a)     Duties and Responsibilities. Employee will report to the Company’s Chief Executive Officer (the “Chief Executive Officer”) and Employee shall perform and discharge the duties which may be assigned to him from time to time by the Chief Executive Officer in connection with the conduct of the business of the Company and its subsidiaries and affiliates. Employee’s job responsibilities shall include, but not be limited to, the responsibilities set forth on Exhibit A and any other responsibilities reasonably requested or required of Employee on behalf of the Company.

(b)     Extent of Services and Business Activities. Employee shall devote his full-time efforts to the business of the Company and shall not devote material time to other activities except with the prior written consent of the Chief Executive Officer. Employee covenants and agrees that for so long as he is employed by the Company, Employee shall not, whether as an executive, employee, employer, consultant, agent, principal, partner, member, stockholder, corporate officer or director, or in any other individual or representative capacity, for compensation, engage in or participate in or render material services to any other person or entity, provided, however, that, notwithstanding the foregoing, Employee (a) may invest in securities of any entity, solely for investment purposes, if (x) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (y) Employee does not, directly or indirectly, own 4.9% or more of any class of securities of such entity.

(c)     Location. Employee shall regularly perform his duties from the Company’s office in Stamford, Connecticut (the “Office”). In addition to spending time at the Office, Employee may be required to travel from time to time in order to perform his duties hereunder.

3.     Compensation.

(a)     Base Salary. Employee shall be paid a base salary (the “Base Salary”) at an annual rate of one hundred and fifty thousand dollars ($150,000). The Base Salary shall be payable in installments consistent with the payroll practices established by the Company with respect to its employees.

(b)     Equity and Incentive Compensation. On the date approved by the Compensation Committee of the Company’s Board of Directors (the “Board”), the Company shall issue to Employee a total of 15,000 restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), and an option to purchase 15,000 shares of Common Stock (the “Option” and, together with the Restricted Shares, the “Equity Awards”). The Option shall have an exercise price equal to the closing price of the Common Stock on the Nasdaq Capital Market on the grant date. The Restricted Shares and Option shall each vest upon the Company’s timely filing of its annual report on Form 10-K for the fiscal year ending January 31, 2015 (the “2015 Filing”) with the U.S. Securities and Exchange Commission (the “SEC”), provided that Employee remains an employee in good standing continuing to fulfill his duties as the Company’s chief financial officer at the time of filing. The Equity Awards shall be issued pursuant to the Company’s 2005 Incentive Award Plan and such other terms approved by the Board. The specific terms of the Restricted Stock and Option shall be controlled by the Restricted Stock Award Agreement and the Stock Option Grant Notice and Stock Option Agreement, respectively.

(c)     Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant written Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes. This provision shall survive the termination of Employee’s employment with the Company, for any reason.

4.     Other Employment Benefits.

(a)     Business Expenses. Upon submission of itemized expense statements, in the manner as shall be specified by the Company, Employee shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Employee in the performance of his duties under this Agreement, pursuant to written Company policy and any relevant written policies established by the Board and provided to Employee.

(b)     Benefit Plans. To the extent offered by the Company, Employee shall be entitled to participate, on a basis commensurate with his position, in the Company’s medical insurance, retirement (e.g., matching 401(k) plan) and other benefit plans pursuant to their terms and conditions during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.

(c)     Vacation. Employee shall be entitled to 20 days of paid vacation per calendar year, accruing ratably on a daily basis. Employee shall receive paid holidays in accordance with the Company’s paid holiday schedule.

(d)     No Other Benefits. Employee understands and acknowledges that the compensation and benefits specified in Paragraphs 3, 4 and 5 of this Agreement are the only compensation and benefits he is entitled to receive under this Agreement.

5.     Termination of Employment.

(a)     Payments Upon Termination. If Employee’s employment is terminated for any reason by either party, the Company shall promptly pay or provide to Employee, or his estate, (i) Employee’s earned but unpaid Base Salary accrued through the date of termination, (ii) accrued, but unpaid, vacation time through such date of termination, (iii) reimbursement of any business expenses incurred by Employee prior to the date of termination that are properly reimbursable under Paragraph 4(a) above, and (iv) any vested benefits and other amounts due to Employee under any plan, program, policy of, or other agreement with, the Company on account of his employment through the date of termination (subsections (i) to (iv), above, are referred to together as the “Accrued Obligations”).

(b)     Termination Without Cause. If for any reason Employee’s employment is terminated by the Company without Cause (as Cause is defined below) prior to the 2015 Filing, for each full month of Employee’s employment from the date hereof to the termination date, 1,500 Options and Restricted Shares shall vest immediately, up to a maximum of 15,000 Options and Restricted Shares. In the event that your employment is terminated by the Company without “cause” within 12 months after a Change in Control, Employee shall be entitled to severance in the amount of $75,000 (the “Severance Payment”). The Severance Payment would be payable in a lump sum at the termination of your employment. “Change in Control” is defined solely as the acquisition of more than 50% of the outstanding shares of the Company for cash by an unaffiliated third party or as the Board of the Company shall decide in its sole discretion.

(c)     Benefits. Employee shall have 30 days from his last day of employment to exercise any Options which are vested but unexercised as of the date of termination.

(d)     Definition of Cause. For purposes of this Agreement, Cause shall be defined as (i) Employee’s conviction or pleading guilty or no contest with respect to a felony or with respect to any crime involving dishonesty or moral turpitude, (ii) Employee’s commission of any act of (a) theft, (b) fraud, (c) dishonesty, or (d) falsification of any employment or Company records, (iii) Employee’s refusal without proper legal reason to perform the duties and responsibilities required of Employee, or (iv) any material breach by Employee of any material term of this Agreement and/or of Employee’s fiduciary duties to the Company.

6.     Employee’s Duties Upon Termination.

(a)     Cooperation. After notice of termination, Employee shall, at the Company’s expense and subject to Employee’s professional availability, cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee.

(b)     Return of Company Property. Within seven days of the termination of Employee’s employment under this Agreement for any reason, Employee will return all Company property in Employee’s possession to the Company, including without limitation all tangible and intangible versions of all files and other documents, and provide written certification to that effect to the Company.

7.     Assignment and Transfer.

Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall be assignable by the Company and inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof; provided however that such assignee assumes in writing the Company’s obligations hereunder.

8.     No Inconsistent Obligations.

This Agreement shall represent the sole agreement with the Company as to the subject matter herein, and Employee has no material obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Employee undertaking employment with the Company. Employee represents and warrants that Employee has the right and power to enter into this Agreement, to perform Employee’s obligations hereunder, and by entering into this Agreement and performing Employee’s obligations hereunder Employee is not in conflict with any agreement with any third party. The Company represents and warrants that the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

9.     Miscellaneous.

(a)     Survival. The provisions of this Agreement, including, without limitation Paragraph 9(c) (Arbitration), shall survive the termination of employment.

(b)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(c)     Arbitration. With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies or claims related to the National Labor Relations Act, any controversy relating to this Agreement or Employee’s employment shall be settled by binding arbitration according to the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (available at http://www.adr.org) and subject to the Federal Arbitration Act and the Federal Rules of Civil Procedure (including their mandatory and permission rights to discovery.) This provision to arbitrate applies to both Company and Employee. Such arbitration shall be presided over by a single arbitrator in Connecticut. Such binding arbitration is applicable to any and all claims under state and federal employment related statutes including, without limitation, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, Title VII of the Civil Rights Act and any similar statute law or regulation of the state of Delaware, as well as any claims related to a claimed breach of this Agreement. The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator’s fees where required by law. The arbitrator shall have the authority to award any damages authorized by law, including, without limitation, costs and attorneys’ fees. The Parties agree to execute all documents necessary to keep the documents, findings, and award, if any, of the arbitration confidential, including, without limitation, execution of a protective order.

(d)     Amendment. This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of the Company (other than Employee) as approved by the Board.

(e)     Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect, provided however, that any such provision found invalid, unenforceable or void shall be deemed amended only to the extent necessary and shall preserve the intent of the parties hereto.

(f)      Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

(g)     Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Employee) or other person duly authorized by the Company.

(h)     I.R.C. 409A. Unless otherwise expressly provided, any payment of compensation by the Company to Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half (2½) months after the later of the end of the calendar year of the Company’s fiscal year in which Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). To the extent that any severance payments come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times Employee’s annual compensation for the year preceding the year of termination or two times the Section 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Employee is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Employee’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause this Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(i)     Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given as of the day such information is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employee to:

Yi Tsai

51 Cross Highway

Westport, CT 06880

Tel: (203) 227-8804

If to the Company:

Peerless Systems Corporation

Attn: Chief Executive Officer

1055 Washington Blvd

8th Floor

Stamford, CT 06901

Tel: (203) 350-0040

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery with receipt acknowledged, expedited courier, messenger service, telecopy, telex, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it is received by the intended recipient (which shall be evidenced by fax or e-mail confirmation, or registered receipt, or declaration via a messenger). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(j)     Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(k)     Employee Acknowledgment. The undersigned Employee hereby acknowledges that he has had the option to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

(l)     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(m)     Entire Agreement. This Agreement and the documents referenced herein and executed herewith contain the entire agreement and understanding between the Parties hereto and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

Peerless Systems Corporation
By: ______________________ Name: Timothy E. Brog Title: Chairman and Chief Executive Officer

Dated: July 30, 2014
______________________ Yi Tsai

Dated: July 30, 2014

EXHIBIT A

Employee’s Responsibilities

Employee will take responsibility for all finance and accounting functions, financial reporting, tax returns and filings, and quarterly and annual SEC filings, and will assist in the execution of acquisition and investment opportunities for the Company. Employee’s responsibilities will include the following areas:

•	Ensure proper maintenance of all accounting records, systems and functions;

•	Ensure maintenance of appropriate internal controls and financial procedures;

•	Review all month-end closing activities including general ledger maintenance, balance sheet reconciliations and P&L analysis;

•	Prepare month-end, quarter-end and year-end financial statements;

•	Prepare all quarterly and annual SEC filings;

•	Serve as a key point of contact for external auditors and prepare all schedules requested by external auditors;

•	Coordinate with tax accountants to ensure proper filing of tax returns;

•	Prepare various analyses and reports required by the Board, including annual budget and financial planning;

•	Ensure legal and regulatory compliance regarding all financial functions;

•	Participate and contribute to the screening, analyzing, negotiating and closing of investment opportunities pursued by the Company.